As filed with the Securities and Exchange Commission on October 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Infinity Property and Casualty Corporation
(Exact Name of Registrant as Specified in Its Charter)

Ohio	03-0483872
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2204 Lakeshore Drive
Birmingham, Alabama 35209
(205) 870-4000
(Address of Registrant’s Principal Executive Offices)

_________________

INFINITY PROPERTY AND CASUALTY CORPORATION
2002 STOCK OPTION PLAN

_________________

Samuel J. Simon, Esq.
Senior Vice President, General Counsel & Secretary
Infinity Property and Casualty Corporation
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2542
(Name, Address and Telephone Number, Including Area Code, of Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	2,000,000 shares	$28.245	$56,490,000	$4,571

(1)	This Registration Statement is filed for up to 2,000,000 shares of common stock of Infinity Property and Casualty Corporation (the “Registrant”) issuable to employees of the Registrant pursuant to the 2002 Stock Option Plan.
(2)	Estimated solely for purposes of calculating registration fee.
(3)	Registration fee has been calculated pursuant to Rule 457(h).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

        The following document filed by Infinity Property and Casualty Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the year ended December 31, 2002.

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

3.	Current Report on Form 8-K dated July 16, 2003.

4.	The description of the Registrant’s common stock contained in the Form 8-A filed with the Commission on January 30, 2002.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.     Description of Securities

        Not required.

Item 5.     Interests of Named Experts and Counsel

        The legality of the securities offered hereby will be passed upon for the Registrant by Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.

Item 6.     Indemnification of Directors and Officers

        Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

        The Registrant’s Regulations provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law.

Item 7.     Exemption from Registration Claimed

        Not applicable.

Item 8.     Exhibits

5	Opinion of Keating, Muething & Klekamp, P.L.L.

10	Infinity Property and Casualty Corporation 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2 of Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (File No. 333-100459))

23.1	Consent of Keating, Muething & Klekamp, PLL (contained on Exhibit 5).

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (contained on the signature page).

Item 9.     Undertakings

        9.1    The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

3.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        9.2    The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3    The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama, on October 3, 2003.

INFINITY PROPERTY AND CASUALTY CORPORATION BY: /s/ Samuel J. Simon —————————————— Samuel J. Simon Senior Vice President, General Counsel & Secretary

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Samuel J. Simon and Roger Smith, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Capacity	Date
*/s/James R. Gober ----------------------------- James R. Gober	Chief Executive Officer, President and Director (principal executive officer)	October 3, 2003

*/s/Roger Smith ------------------------------ Roger Smith	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	October 3, 2003

*/s/Keith A. Jensen ----------------------------- Keith A. Jensen	Director	October 3, 2003

*Gregory G. Joseph ----------------------------- Gregory G. Joseph	Director	October 3, 2003

*Carl H. Lindner III ----------------------------- Carl H. Lindner III	Director	October 3, 2003